UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 22, 2024
Date of Report (Date of earliest event reported)

AptarGroup, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-11846 (Commission File Number)	36-3853103 (IRS Employer Identification No.)

265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014

(Address of principal executive offices)

Registrant’s telephone number, including area code: 815-477-0424

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	ATR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2024, Robert W. Kuhn, Executive Vice President, Chief Financial Officer and Chief Accounting Officer of AptarGroup, Inc. (the “Company”), notified the Company that he will retire as the Company’s Executive Vice President and Chief Financial Officer on December 31, 2024, following the expiration of his employment agreement, and will retire as the Company’s principal accounting officer on July 31, 2024.

On July 25, 2024, the Company announced that Vanessa Kanu will succeed Mr. Kuhn as Executive Vice President, Chief Financial Officer of the Company, effective January 1, 2025. Ms. Kanu, age 46, previously served from September 2020 until March 2024 as Chief Financial Officer of TELUS International and from May 2019 until August 2020 as Chief Financial Officer of Mitel Networks Corporation, where she spent 16 years in finance leadership roles. Prior to Mitel, Ms. Kanu spent over five years in the audit and business advisory services practice of PricewaterhouseCoopers. Ms. Kanu also serves as a director of Manulife Financial Corporation.

On July 25, 2024, the Company announced that Daniel Ackerman, age 51, Vice President, Corporate Controller of the Company since 2015, will become the Company’s Chief Accounting Officer, effective August 1, 2024. In connection with this appointment, Mr. Ackerman will receive a restricted stock unit award under the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) with a grant date fair value of $750,000, which is scheduled to vest on the third anniversary of the grant date, subject to Mr. Ackerman’s continued employment through such date and such other terms and conditions as are set forth in the Company’s customary restricted stock unit award agreement.

There is no arrangement or understanding between Ms. Kanu or Mr. Ackerman and any other person pursuant to which either of them was appointed as an officer or director of the Company; there is no family relationship between either of them and any of the Company’s directors or other executive officers; and neither Ms. Kanu nor Mr. Ackerman is a party to any transactions of the type that would require disclosure under Item 404(a) of Regulation S-K.

Vanessa Kanu Employment Agreement

On July 24, 2024, the Company entered into an Employment Agreement with Ms. Kanu (the “Employment Agreement”) that contemplates a start date as soon as practicable following the date Ms. Kanu’s visa petition to work in the United States is approved, but in no event later than November 1, 2024 (such date, the “Effective Date”). Upon the Effective Date, Ms. Kanu will serve as Executive Vice President, Finance and Chief Financial Officer (Designate), reporting directly to the Company’s Chief Executive Officer and, effective January 1, 2025 or such other date as agreed to by the parties, Ms. Kanu will serve as Executive Vice President, Chief Financial Officer of the Company. The Employment Agreement provides for employment through December 31, 2027, unless terminated earlier. The Employment Agreement automatically extends for one additional year each January 1st beginning on January 1, 2026, but may not be extended beyond December 31, 2042.

The Employment Agreement provides for an initial annual base salary of $720,000, which amount may be increased (but not decreased) over the term of the Employment Agreement. The Employment Agreement also provides that Ms. Kanu’s target annual performance incentive for 2025 will be set at 85% of her base salary, with the actual amount paid determined based on the level of attainment of certain goals and objectives. Beginning in 2025, Ms. Kanu will also be eligible to participate in the long-term incentive plan maintained for senior executive officers of the Company, with a target opportunity for calendar year 2025 equal to 310% of her base salary. Ms. Kanu is also entitled to participate in the Company’s retirement and executive benefit programs on the same basis as the Company’s other senior executives. In addition, the Company will (i) reimburse Ms. Kanu for reasonable moving expenses incurred in connection with her relocation to the Company's corporate headquarters in accordance with the Company's relocation practices for senior executive officers, (ii) reimburse Ms. Kanu for pre-approved temporary living expenses (including food and lodging) for her and her family for a maximum of 60 consecutive days, (iii) reimburse Ms. Kanu for expenses associated with her application for a U.S. O-1 visa and (iv) pay Ms. Kanu within 60 days of the Effective Date an amount equal to one month of her base salary as a miscellaneous expense allowance.

The Employment Agreement also provides that the Company will make a sign-on cash payment to Ms. Kanu in the amount of $300,000 (less applicable taxes and withholding) in a lump sum within 60 days of the Effective Date, subject to her continued employment with the Company through the payment date (the “Sign-on Bonus”). The Sign-On Bonus is subject to repayment if Ms. Kanu’s employment is terminated within 24 months following the Effective Date for any reason other than by the Company without “cause” or by Ms. Kanu for “good reason” (each as defined in the Employment Agreement). In addition, within 60 days of the Effective Date, subject to the approval of the Board of Directors of the Company (the “Board”) (or a committee thereof) and Ms. Kanu’s continued employment with the Company through such date, the Company will grant to Ms. Kanu a restricted stock unit award under the 2018 Plan with a grant date fair value equal to $700,000, which will be scheduled to vest 100% on the three-year anniversary of the Effective Date, subject to Ms. Kanu’s continued employment through such date and such other terms and conditions as are set forth in the Company’s customary restricted stock unit award agreement.

If Ms. Kanu’s employment ends on account of death, Ms. Kanu’s estate will receive one-half of the base salary that Ms. Kanu would have received until the second anniversary of her death. If her employment ends due to the expiration of the Employment Agreement following a delivery by the Company of a notice of non-extension, Ms. Kanu is entitled to receive an amount equal to one year's base salary and the medical and life insurance benefits she would have otherwise received for a period of one year following the expiration date. If Ms. Kanu is terminated without “cause,” she is entitled to receive an amount equal to the base salary she would have received had the employment period remained in effect until the date on which it was then scheduled to end. In addition, if Ms. Kanu’s employment terminates for any reason other than by the Company for “cause” during the third or fourth quarter of the Company’s fiscal year, she will also be entitled to a prorated annual bonus based on actual performance for the year in which the termination occurs.

After a “change in control” (as defined in the Employment Agreement), if Ms. Kanu’s employment is terminated by the Company or its successor other than for “cause,” disability or death, or if Ms. Kanu terminates her employment for “good reason,” in each case, within two years following the change in control, Ms. Kanu is entitled to receive a lump-sum payment equal to (i) two times her highest annualized salary during the 12 month period preceding the termination and (ii) two times the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, as well as the continuation of medical, disability and life insurance benefits for two years and a payment in respect of any accrued but unused vacation pay.

The Employment Agreement also contains certain noncompetition and nonsolicitation covenants prohibiting Ms. Kanu from, among other things, becoming employed by a competitor of the Company for a period of one or two years following termination (depending on the nature of the termination).

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

In order to facilitate a transition of responsibilities following Mr. Kuhn’s over 15 years of service as the Company’s Executive Vice President and Chief Financial Officer, the Company and Mr. Kuhn entered into a one-year transition and advisor agreement entitling Mr. Kuhn to a monthly advisory fee of $10,000 for each month of service as an advisor.

Item 7.01              Regulation FD Disclosures

On July 25, 2024, the Company issued press releases regarding the matters described in Item 5.02 of this report, which are furnished as Exhibits 99.1 and 99.2 to this report.

Item 9.01.               Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated as of July 24, 2024 between AptarGroup, Inc. and Vanessa Kanu.
99.1	Press release issued by AptarGroup, Inc. dated July 25, 2024 relating to Robert Kuhn and Vanessa Kanu.
99.2	Press release issued by AptarGroup, Inc. dated July 25, 2024 relating to Daniel Ackerman.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AptarGroup, Inc.

Date: July 25, 2024	By:	/s/ Kimberly Y. Chainey
Kimberly Y. Chainey
Executive Vice President, Chief Legal Officer and Corporate Secretary